Exhibit 99.1

Contact:
Investors —
Charles M. Fleischman
President, Digene
(301) 944-7000

Media —
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5600
Investors —
Julie Huang/Courtney Wen
Financial Dynamics
(212) 850-5600

DIGENE ANNOUNCES SETTLEMENT OF PATENT LITIGATION

Gaithersburg, MD — OCT. 14, 2004 — Digene Corp. (Nasdaq: DIGE) today announced that the Company has entered into an agreement to settle its litigation with Enzo Biochem, Inc. and its subsidiary Enzo Life Sciences, Inc. (formerly Enzo Diagnostics, Inc.), currently pending in the United States District Court for the District of Delaware. As part of the settlement, Digene has acquired certain license rights from Enzo relating to Digene’s Hybrid Capture® technologies. The significant terms of the Settlement and License Agreement are described below.

Digene will record a pretax charge of $14 million in settlement expense in its 2005 fiscal first quarter results. As part of the settlement, Digene will pay ongoing royalty fees to Enzo. Digene’s total royalty and technology fees, inclusive of royalty fees paid to Enzo, are expected to be approximately 5-6% of product sales going forward. Ongoing royalty and technology fees for fiscal year 2005 related to the settlement of the Enzo litigation are expected to be largely offset by reductions in legal expenses. Except for the $14 million settlement expense, Digene does not expect this transaction to impact its guidance for the first quarter or the full fiscal year 2005.

Under the Settlement and License Agreement executed October 13, 2004, Digene received an irrevocable, non-exclusive, royalty-bearing worldwide license under identified Enzo patents. Digene made an initial payment to Enzo of $16.0 million, of which $2.0 million can be used to offset future royalty payments under the terms of the Agreement, resulting in $14.0 million in settlement expense. Digene will also pay Enzo royalties on future net sales of products covered by the license grant, which royalties will be at least $2.5 million for the first annual period and at least $3.5 million for each of the next four annual periods. Digene is obligated to make such guaranteed minimum payments in such first five annual periods. Digene’s obligation to make royalty payments will end on April 24, 2018, unless earlier terminated in accordance with the terms of the Agreement.

“This settlement will enable us to focus our efforts and resources on the commercialization of our products and technologies, as we work to make sure all women have access to our DNAwithPap™ Test using Hybrid Capture technology,” said Evan Jones, Chairman and Chief Executive Officer of Digene. “At the same time, we are pleased to eliminate the expense and distraction of ongoing legal proceedings.”

Digene management will host a conference call to discuss this matter on October 14, 2004 at 4:30 pm (Eastern Daylight Time). The call may be accessed by dialing (888) 769-8930 or (210) 234-8001, conference passcode: DIGENE. The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through November 1, 2004; and may be accessed by dialing (800) 944-7237 or (402) 220-3509.

Background of the Litigation

The litigation between the Company and Enzo began in March 2002 and relates to Enzo’s U.S. Patent No. 6,221,581 entitled “Processes for Detecting Polynucleotides, Determining Genetic Mutations or Defects in Genetic Material, Separating or Isolating Nucleic Acid of Interest from Samples, and Useful Compositions of Matter and Multihybrid Complex Compositions.” We have described this litigation in our filings with the Securities and Exchange Commission.

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test™ is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen, 301-944-7196.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future, as there are a number of meaningful factors that could cause the company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, as well as other factors discussed in the company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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